EXHIBIT 99.1

                FIRST AMERICAN CAPITAL SHAREHOLDER NEWSLETTER
                              January 29, 2004

You may be receiving information or be contacted by Brooke Corporation regarding the need to establish a liquidity program for selling First American Capital Corporation stock. For your information, in November 2003, Brooke Corporation from Phillipsburg, Kansas, purchased approximately 450,000 shares of our stock from private individuals.

As outlined in our December 19, 2003, shareholder newsletter, the Board of Directors agrees with the need to establish a liquidity program and has taken steps to establish such a program. Initial meetings have been held and a program is being developed to accomplish this objective. We hope to have an announcement regarding the implementation of a program as early as February 16.

We are making every effort to move this company forward. We have established new life and annuity products for introduction early this year. We have developed strategic and business plans for the company. We have a budget and forecasting program in place and a monthly review process for managing our resources. We have maintained our marketing efforts through these difficult times. Our renewal premium income has reached record levels. We have reduced staff by 20%. We have significantly reduced general expenses and plan to continue this aggressive management in the future. In summary, we are moving forward on the right track.

In closing, we appreciate your past support in becoming an investor in First American Capital. We will continue to keep shareholder value and profitability as high priorities.



                          Harland E. Priddle
                               Chairman


Please note that statements contained in this newsletter that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. The Company assumes no obligation to update the information contained in this newsletter.